UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): September 8, 2004

____________________

GLOBAL INDUSTRIES, LTD.

(Exact name of registrant as specified in its charter)
Louisiana (State or other jurisdiction of incorporation or organization)	2-56600 (Commission File Number)	72-1212563 (I.R.S. Employer Identification No.)

8000 Global Drive		70665
P.O. Box 442, Sulphur, LA (Address of principal executive offices)		70664-0442 (Zip code)

Registrant's telephone number, including area code: (337) 583-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01. Entry Into a Material Definitive Agreement

On September 2, 2004, Global Industries, Ltd., a Louisiana corporation (the "Company"), entered into a definitive Asset Purchase Agreement (the "Agreement") with Mercury Offshore Assets, LLC, a Delaware limited liability company ("Mercury"). The Agreement provides that the Company will sell all 22 liftboats in its fleet, spare parts and other assets relating to the Company's liftboat operations as well as certain real estate in Iberia Parish, Louisiana to Mercury for $53.5 million. Closing of the transaction is subject to the prepayment of certain existing indebtedness and receipt of customary regulatory approvals, including the expiration or termination of the waiting period pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Subject to the successful completion of these events as well as the other conditions set forth in the Agreement, the transaction is expected to close by October 17, 2004.

The foregoing description is qualified in its entirety by reference to the Agreement which is filed as Exhibit 2.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

On September 2, 2004, the Company issued a press release announcing the signing of the Agreement. A copy of the press release is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits

(c) Exhibits.

Exhibit

Number        Description of Exhibit

2.1	Asset Purchase Agreement dated September 2, 2004 by and between Mercury Offshore
Assets, LLC and Global Industries, Ltd.
99.1	Press release issued by Global Industries, Ltd. on September 2, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                    GLOBAL INDUSTRIES, LTD.

Dated: September 8, 2004                            By: /s/       Timothy W. Miciotto

                                                                    Name: Timothy W. Miciotto

                                                                    Title: Senior Vice President/CFO

EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

by and between

MERCURY OFFSHORE ASSETS, LLC

and

GLOBAL INDUSTRIES, LTD.

Dated: September 2, 2004

TABLE OF CONTENTS

                                                                                                                                                      Page

ARTICLE 1	PURCHASE AND SALE OF ASSETS	1
1.1	Purchase and Sale of Assets	1
1.2	Real Property	2
1.3	Contracts.	3
1.4	Purchase Price	4
1.5	Assumption of Liabilities	4
1.6	Allocation of Purchase Price	5

ARTICLE 2	CLOSING	5
2.1	The Closing	5
2.2	Delivery of Purchased Assets	5
2.3	Procedure at the Closing	5
2.4	Loss of or Damage to Purchased Assets	8

ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF SELLER	8
3.1	Status of Seller	9
3.2	Power and Authority; Enforceability	9
3.3	No Violation	9
3.4	Brokers' Fees	9
3.5	Purchased Assets	9
3.6	Contracts	12
3.7	Labor; Employees	12
3.8	Litigation	12
3.9	Taxes	12
3.10	Conduct of Business in Compliance with Regulatory and Contractual Requirements	12
3.11	Environmental, Health and Safety Compliance	13
3.12	Accuracy	14
3.13	Coastwise Citizen	14

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF BUYER	14
4.1	Entity Status	14
4.2	Power and Authority; Enforceability	14
4.3	No Violation	14
4.4	Brokers' Fees	15
4.5	Coastwise Citizen	15

ARTICLE 5	PRE-CLOSING AND POST-CLOSING COVENANTS	15
5.1	General	15
5.2	Governmental Filings	15
5.3	Operation of Business Pending Closing	15
5.4	Full Access	17
5.5	Publicity; Confidentiality	17
5.6	Taxes	17
5.7	Employees	18
5.8	Release of Vessels from Mortgages	19
5.9	Acquisition Proposals	19
5.10	Title Commitment and Survey	19

ARTICLE 6	POST-CLOSING COVENANTS	21
6.1	General	21
6.2	Litigation Support	21
6.3	Confidentiality	21
6.4	Tax Matters	21
6.5	Copies and Access to Books and Records	22
6.6	Removal of Marks	22
6.7	Handling of Mail	22
6.8	Handling of Cash and Other Payments	23
6.9	Covenant Not to Compete	23

ARTICLE 7	CLOSING CONDITIONS	25
7.1	Conditions Precedent to Obligation of Buyer	25
7.2	Conditions Precedent to Obligation of Seller	26

ARTICLE 8	TERMINATION	27
8.1	Termination of Agreement	27
8.2	Effect of Termination	27

ARTICLE 9	INDEMNIFICATION	28
9.1	Survival of Representations, Warranties and Indemnification Obligations	28
9.2	Indemnification Provisions for Buyer's Benefit	28
9.3	Indemnification Provisions for Seller's Benefit	30
9.4	Indemnification Claim Procedures	31
9.5	Other Matters	32
9.6	Exclusive Remedies	32

ARTICLE 10	DEFINITIONS	33

ARTICLE 11	MISCELLANEOUS	37
11.1	Entire Agreement	37
11.2	Successors	37
11.3	Assignments	38
11.4	Notices	38
11.5	Specific Performance	39
11.6	Counterparts	39
11.7	Headings	39
11.8	Governing Law	39
11.9	Submission to Jurisdiction	39
11.10	Amendments and Waivers	40
11.11	Severability	40
11.12	Expenses	40
11.13	Construction	40
11.14	Incorporation of Exhibits and Disclosure Schedule	40
11.15	Currency	41

Disclosure Schedule

Sec. 1.1A Purchased Assets

Sec. 1.1B Assigned Contracts and Property Agreements

Sec. 1.2(a) Real Property

Sec 1.2(b) Excluded Improvements

Sec. 1.6 Allocation of Purchase Price of Purchased Assets

Sec. 3.3 Consents

Sec. 3.5(a) Encumbrances on Purchased Assets

Sec. 3.5(k) Governmental Districts

Sec. 3.7 Crew Members and Other Employees

Sec. 3.8 Litigation

Sec. 3.10 Compliance with Regulatory and Contractual Requirements

Sec. 3.11 Environmental, Health and Safety Compliance

Sec. 3.12 List of Information, Reports, Documents and Other Data

Sec. 7.1(f) Key Personnel

Exhibits

Exhibit A Form of Bill of Sale, Assignment and Assumption Agreement

Exhibit B Form of Coast Guard Bill of Sale

Exhibit C Form of Deed

Exhibit D Protocol of Delivery and Acceptance

Exhibit E Form of Short-Term Lease Agreement

Exhibit F Form of Long-Term Lease Agreement

Exhibit G Form of Transition Services Agreement

Exhibit H Asbestos

Asset Purchase Agreement

This Asset Purchase Agreement (this "Agreement") is made as of September 2, 2004, by and among MERCURY OFFSHORE ASSETS, LLC, a Delaware limited liability company ("Buyer"), and GLOBAL INDUSTRIES, LTD., a Louisiana corporation ("Seller"). Buyer and Seller may be referred to herein individually as a "Party," and collectively as the "Parties." Except as otherwise provided herein, capitalized terms used herein shall have that meaning specified in Article 10.

RECITALS:

WHEREAS, Seller is engaged in the business of providing offshore construction and related services in the Gulf of Mexico and elsewhere; and

WHEREAS, Seller desires to transfer to Buyer, and Buyer desires to acquire from Seller, certain assets used by Seller in Seller's liftboat business, on the terms and conditions specified herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants contained herein, the Parties each agree as follows:

ARTICLE 1
PURCHASE AND SALE OF ASSETS

1.1    Purchase and Sale of Assets.

        (a)        At the Closing, on the terms and subject to the conditions set forth in this Agreement, Seller will sell, convey, transfer, assign and deliver to Buyer (i) all of the assets and properties of Seller listed in Section 1.1A of the Disclosure Schedule, (ii) all spare parts, inventory, contract rights (to the extent transferable), and permits (to the extent transferable) associated with the assets and properties listed in Section 1.1A of the Disclosure Schedule, (iii) all Records, (iv) all of the Real Property described in Section 1.2 below, (v) the rights of Seller and Subsidiary under the Assigned Contracts and the Property Agreements listed in Section 1.1B of the Disclosure Schedule (subject to the provisions of Section 1.3), and (vi) all trade secrets and know how related to the assets and properties listed in Section 1.1A of the Disclosure Schedule (the "Intellectual Property"), subject in each case to consumption and replenishment by Seller in the ordinary course of business (the assets described in the foregoing clauses (i) through (vi) being hereinafter collectively referred to as the "Purchased Assets").

        (b)        Notwithstanding anything to the contrary contained herein, the following assets and properties of Seller are specifically excluded from the Purchased Assets and shall be retained by Seller:

                    (i)    All cash on hand and cash equivalents, including bank accounts and temporary cash investment, and all accounts receivable (including employee accounts receivable) and all sums due for services performed or equipment provided by Seller prior to the Effective Time including, if any, unbilled receivables as of the Effective Time;

                    (ii)    All claims of Seller for refunds of taxes and other governmental charges for periods ending on or prior to the Effective Time and the benefit, if any, of net operating loss carryforwards or carrybacks, or any other tax attributes, of Seller;

                    (iii)    Except to the extent specifically provided, all claims or rights of Seller, if any, against third parties based on facts or events occurring prior to the Effective Time;

                    (iv)    Except for the Assigned Contracts and the Property Agreements, all rights under any contracts, agreements, leases, sales orders, purchase orders, and other arrangements and commitments between Seller and third parties;

                    (v)    All insurance policies and rights thereunder, including rights to any cancellation value on the Closing Date;

                    (vi)    All proprietary or confidential business or technical information, intellectual property, records and policies which relate to Seller or its lines of business other than the Intellectual Property and the Records;

                    (vii)    All marks of Seller and Seller's affiliates including any and all trademarks or service marks, trade names, slogans or other intellectual property relating to or including the name "Global" or "Global Industries" or any derivatives or variations thereof, the logos of Seller and its Affiliates and any derivatives thereof, and Seller's proprietary computer programs or other software (other than the Intellectual Property);

                    (viii)    All assets related to any pension, profit sharing, stock bonus, stock option, thrift or other retirement plan, medical, hospitalization, dental, life, disability, vacation or other insurance or benefit plan, employee stock ownership plan, deferred compensation, stock ownership, stock purchase, bonus, benefit or other incentive plan, severance plan or other similar plan relating to Seller or its employees;

                    (ix)    That portion of the tract of land identified in Section 1.2(a)(2) of the Disclosure Schedule as the "Excluded Property" and initialed by officers of Seller and Buyer; and

                       (x)    All assets of Seller not specifically transferred pursuant to this Agreement.

1.2    Real Property.     The below listed items are collectively referred to as the "Real Property":

        (a)        The tracts or parcels of land situated in Iberia Parish, Louisiana and being more particularly described in Section 1.2(a)(1) of the Disclosure Schedule hereto ("Tract 1") and Section 1.2(a)(2) of the Disclosure Schedule hereto ("Tract 2"), together with all rights, servitudes, appurtenances, subsurface water rights, rights of utility availability (including water, sanitary sewer and drainage) granted or to be granted by any utility, municipal utility district or any other Governmental Authority, and rights to any adjacent street, alley, right-of-way or waterway thereto (collectively called the "Land");

        (b)        All buildings and improvements (the "Improvements") located on the Land, including fixtures (as defined by the Louisiana Uniform Commercial Code-Secured Transactions) thereon, but specifically excluding the hyperbaric diving research chambers, control panels and other equipment listed in Section 1.2(b) of the Disclosure Schedule (which, subject to the terms of the Short-Term Lease and the Long-Term Lease, Seller shall promptly remove from the Real Property after the Closing); and

      (c)        Any and all (i) warranties and guaranties pertaining exclusively to the Land or the Improvements, to the extent transferable, and (ii) licenses, permits or similar documents pertaining exclusively to the Land or the Improvements, to the extent transferable.

1.3    Contracts.

         (a)        Notwithstanding any other provision hereof, this Agreement shall not constitute nor require an assignment to Buyer of any contract, lease, permit, license or other right if an attempted assignment of the same without the consent of any party would constitute a breach thereof or a violation of any Law or any Order, rule or regulation of any Governmental Authority or court unless and until such consent shall have been obtained. In the case of any such contract, permit, license or other right that is part of the Purchased Assets and that cannot be effectively transferred to Buyer without such consent, Seller agrees that it will promptly use commercially reasonable efforts to obtain or cause to be obtained the necessary consents to the transfer of such rights. Buyer agrees to use commercially reasonable efforts to cooperate with Seller in obtaining such consents and to enter into such arrangement of assumption as may be reasonably requested by the other contracting or other relevant party under such contract or right, to the extent not inconsistent with the terms of this Agreement.

          (b)        Subject to the provisions of Section 1.3(c), with respect to each of the Assigned Contracts, Seller shall be entitled to all revenues, and shall retain all Liabilities and obligations under such contracts resulting from events or occurrences or relating to periods ending on or prior to the Effective Time, and Buyer shall be entitled to receive all revenues, and shall assume all Liabilities and obligations under such contracts resulting from events or occurrences or relating to periods after the Effective Time.

          (c)        To the extent that consent to assign any Assigned Contract for the use of a Vessel is not obtained prior to Closing (an "Unassigned Contract"), if a Vessel is performing work for a customer pursuant to the terms of such Unassigned Contract at the Effective Time (a) such Unassigned Contract shall be held by Seller in trust for Buyer after the Effective Time, (b) all obligations thereunder shall be performed by Buyer in the name of Seller, and (c) all benefits, liabilities and obligations derived thereunder shall be for the account of Buyer. Once consent for the assignment of such Unassigned Contract is obtained, Seller shall assign such Unassigned Contract to Buyer. The arrangement described in this Section 1.3(c) shall terminate on the earlier of the date on which (w) consent to the assignment of the Unassigned Contract is obtained, (x) Buyer consummates other arrangements with the operator under such Unassigned Contract providing for Buyer's provision of services to such operator and the complete release of Seller for the future provision of services to such operator, (y) the services being performed at the Effective Time shall have ceased, or (z) such Unassigned Contract terminates. Prior to the Effective Time, Seller shall terminate any Unassigned Contract under which no Vessel will be performing work for a customer at the Effective Time. Upon such termination, Buyer may, at its option, enter into a new contract for the use of each such Vessel after the Effective Time. The Parties acknowledge and agree that the conditions to Closing in Sections 7.1(c) and 7.2(c) with respect to any Unassigned Contract shall be deemed to have been satisfied by the Parties' entry into the arrangement described in this Section 1.3 regarding such Unassigned Contract.

1.4    Purchase Price. The aggregate purchase price to be paid by Buyer for the Purchased Assets shall be Fifty-Three Million Five Hundred Thousand Dollars ($53,500,000.00) plus an amount equal to fifty percent (50%) of the product of (a) the number of gallons of diesel fuel in the tanks of the Vessels as measured by each Vessel's crew as soon after the Effective Time as reasonably practicable times (b) the market price per gallon for diesel fuel quoted by Tesoro Cameron at the fuel dock in the Port of Iberia, Louisiana at the close of business on the day before the Closing Date (the "Purchase Price").

1.5    Assumption of Liabilities. Effective as of the Closing, Buyer will assume all liabilities and obligations arising after the Effective Time pursuant to the express terms of the Assigned Contracts (the "Assumed Liabilities"). Notwithstanding anything to the contrary in this Agreement, the Parties expressly agree that (a) except with respect to the Assumed Liabilities, Buyer will not assume or otherwise become liable for any obligations or liabilities of Seller or Subsidiary or any obligations or liabilities relating to the ownership or operation before the Effective Time of the Purchased Assets, whether known or unknown, asserted or unasserted, accrued or unaccrued, absolute or contingent, liquidated or unliquidated, due or to become due, and whether contractual, statutory, or otherwise, including the matters described in Section 3.8 of the Disclosure Schedule; provided however, Buyer shall assume liability for, and the term "Assumed Liabilities" shall include, the obligation to pay for any item of inventory or spare parts ordered by Seller prior to the Effective Time in accordance with Section 5.3(f) for which delivery is made to Buyer after the Effective Time; and (b) Seller will not be liable for any obligations or liabilities of Buyer or any obligations or liabilities relating to the ownership or operation after the Effective Time of the Purchased Assets, whether known or unknown, asserted or unasserted, accrued or unaccrued, absolute or contingent, liquidated or unliquidated, due or to become due or whether contractual, statutory or otherwise.

1.6    Allocation of Purchase Price. Unless otherwise agreed in writing by the Parties, (a) Section 1.6 of the Disclosure Schedule hereto sets forth the allocations established by Buyer and Seller of the Purchase Price among the Purchased Assets; (b) the allocations set forth in Section 1.6 of the Disclosure Schedule will be used by Buyer and Seller as the basis for reporting asset values and other items for purposes of all required tax returns (including any tax returns required to be filed under Section 1060(b) of the Code and the treasury regulations thereunder); and (c) Buyer and Seller shall not assert, in connection with any audit or other proceeding with respect to taxes, any asset values or other items inconsistent with the allocations set forth in Section 1.6 of the Disclosure Schedule.

ARTICLE 2

CLOSING

2.1    The Closing. The closing of the transactions contemplated hereby (the "Closing") will take place at the offices of Gardere Wynne Sewell LLP in Houston, Texas, or such other location agreed by the Parties, commencing at 9:00 a.m., Houston time, on the second Business Day following the delivery of the Buyer's Notice (or expiration of the period for delivery thereof) and expiration of any Cure Period, and the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself), or such other date as the Parties may mutually determine (the "Closing Date"). The Closing shall be deemed consummated and effective as of 12:01 a.m. on the Closing Date (the "Effective Time"), at which time ownership and risk of loss, and all other attributes of ownership with respect to the Purchased Assets, shall pass to Buyer.

2.2    Delivery of Purchased Assets. Upon completion of the Closing, title, ownership and possession of the Purchased Assets shall pass to Buyer and Buyer shall take possession of the Purchased Assets wherever they are located at the Effective Time. Seller may transport some of the Purchased Assets to a safe offshore location in the Gulf of Mexico (the "Closing Date Location") prior to the Closing Date and Seller and Buyer shall share equally in the cost of such transport if Seller and Buyer agree in writing that such transport is desirable. In the event Seller elects to transport any of the Purchased Assets, Seller shall notify Buyer in writing of the Closing Date Location, which notice shall include a reasonably detailed indication of (i) the Purchased Assets being transported to the Closing Date Location and (ii) the anticipated date of arrival of such Purchased Assets at the Closing Date Location. Possession and control of the Purchased Assets transported by Seller pursuant to this Section 2.2 shall pass to Buyer at the Closing Date Location.

2.3    Procedure at the Closing.

        (a)        At the Closing, Seller shall deliver, or cause to be delivered, to Buyer:

                    (i)    title to the Purchased Assets, free and clear of all Encumbrances other than with respect to the Real Property, Permitted Encumbrances;

                    (ii)        (A) a Bill of Sale, Assignment and Assumption Agreement, substantially in the form attached as Exhibit A hereto, duly executed by Seller, and (B) Bills of Sale, in the forms attached as Exhibit B hereto for the Vessels in form suitable for recording with the U.S. Coast Guard National Vessel Documentation Center (the items set forth in subsections (A) and (B) are collectively referred to as the "Bills of Sale");

                    (iii)    a certificate, duly executed by an officer or manager of Seller, certifying as to the matters set forth in Sections 7.1(a) and (b);

                    (iv)    all of the Records, including Seller's technical information, as-built drawings, operations manuals, vessel logs, and documentation of repairs and inspections pertaining to the Purchased Assets and which relate primarily to or are necessary to the operation, consistent with Seller's past practice, of the Purchased Assets (provided that Seller may retain copies, at its sole expense, of such Records);

                    (v)    evidence of the consents and releases referred to in Sections 5.2, 5.8, 7.1(c) and 7.2(c) below.

                    (vi)    a Cash Sale executed by Subsidiary, conveying to Buyer good and merchantable title in fee simple to the Land constituting Tract 1 and the Improvements located on Tract 1 free and clear of all Encumbrances other than Permitted Encumbrances (the "Tract 1 Deed"). The Tract 1 Deed shall include (A) a warranty of title (limited as set forth in Exhibit C), with subrogation and substitution as to all rights against prior owners, and (B) an assignment of, and subrogation to, all rights, warranties and claims of any nature, if any, that Subsidiary may or might have, as against architects, contractors and engineers who have designed any aspect of the Improvements on Tract 1, and against all contractors and suppliers of equipment, machinery, and indoor materials incorporated into the Improvements on Tract 1, and shall otherwise be substantially in the form of Exhibit C hereto;

                    (vii)    a Cash Sale executed by Seller, conveying to Buyer good and merchantable title in fee simple to the Land constituting Tract 2 and the Improvements located on Tract 2 free and clear of all Encumbrances other than Permitted Encumbrances (the "Tract 2 Deed"). The Tract 2 Deed shall include (A) a warranty of title (limited as set forth in Exhibit C), with subrogation and substitution as to all rights against prior owners, and (B) an assignment of, and subrogation to, all rights, warranties and claims of any nature, if any, that Seller may or might have, as against architects, contractors and engineers who have designed any aspect of the Improvements on Tract 2, and against all contractors and suppliers of equipment, machinery, and indoor materials incorporated into the Improvements on Tract 2, and shall otherwise be substantially in the form of Exhibit C hereto;

                    (viii)    a Protocol of Delivery and Acceptance for each Vessel, in the form attached as Exhibit D hereto (the "Protocols of Delivery and Acceptance"), duly executed by Seller;

                    (ix)    a standard Seller's/Owner's Affidavit and Indemnity Agreement (the "Affidavit") for Tract 1 and Tract 2, and all other agreements and certificates required by the Title Company;

                     (x)     the originals (and to the extent not available, copies) of all Property Agreements;

                  (xi)    Certification contemplated by Section 1445 of the Internal Revenue Code (the "Certification") whereby an authorized officer of Seller and an authorized officer of Subsidiary certify to Buyer that Seller or Subsidiary, as applicable, is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and the regulations promulgated thereunder);

                    (xii)    a short-term lease agreement in the form attached as Exhibit E (the "Short-Term Lease"), a long-term lease agreement in the form attached as Exhibit F (the "Long-Term Lease"), and a transition services agreement in the form attached as Exhibit G (the "Transition Services Agreement");

                    (xiii)    certificates of title for all vehicles included in the Purchased Assets; and

                    (xiv)    such other instruments and documents as Buyer may reasonably require.

        (b)        At the Closing, Buyer shall deliver, or cause to be delivered, to Seller:

                    (i)    subject to adjustment in accordance with Sections 2.4(a) and 5.10(d), the Purchase Price (the "Closing Date Payment") in cash or other immediately available funds by wire transfer to an account designated by Seller in writing at least two Business Days prior to the Closing Date;

                    (ii)    the Bills of Sale duly executed by Buyer;

                    (iii)    a certificate, duly executed by an officer of Buyer, certifying as to the matters set forth in Sections 7.2(a) and (b);

                     (iv)    the Protocols of Delivery and Acceptance, duly executed by Buyer;

                    (v)    the Short-Term Lease, the Long-Term Lease and the Transition Services Agreement, each duly executed by Buyer; and

                     (vi)    such other instruments and documents as Seller may reasonably require.

        (c)        At the Closing, the status of title to the Real Property must be such to permit First American Title Company (the "Title Company") to issue, at Buyer's sole cost and expense, an Owner Policy of Title Insurance in the amount of $3,000,000.00, insuring that Buyer is the owner of the Real Property free and clear of all Encumbrances, other than Permitted Encumbrances, with all of the standard exceptions waived, and together with all available endorsements thereto requested by Buyer (such Owner Policy of Title Insurance and endorsements are referred to collectively as the "Owner Policy").

2.4    Loss of or Damage to Purchased Assets.

        (a)        If, between the date of this Agreement and the Effective Time, any Purchased Asset identified in Section 1.1A of the Disclosure Schedule is totally destroyed or lost, including by governmental or private seizure or arrest, forced sale or other involuntary transfer ("Unavailable Assets"), then the Closing Date Payment shall be reduced by the value ascribed to such Unavailable Asset(s) in Section 1.6 of the Disclosure Schedule.

        (b)        If, between the date of this Agreement and the Effective Time, any Purchased Asset is partially, but not totally, destroyed, then no Purchase Price adjustment shall be made and Seller shall be responsible for repairing such Purchased Asset at Seller's cost and Buyer shall make such Purchased Asset available to Seller, at no cost to Seller, after the Closing for the purpose of repairing it; provided, however, that Seller shall not be obligated to repair any Purchased Asset if the cost of such repair is not reasonably expected to exceed $25,000. Seller shall use commercially reasonable efforts to complete all such repairs in as short a time as possible, and in any event Seller shall complete all such repairs within thirty (30) days after the Closing Date. The adjustment mechanism described in this Section 2.4 will not be applied with respect to any asset that has been replaced by Seller by a similar asset of comparable value reasonably acceptable to Buyer.

        (c)        The adjustment mechanism described in Section 2.4(a) will be applied and the Parties will be required to proceed with the Closing so long as the estimated adjustment pursuant to Section 2.4(a) would not exceed Five Million Dollars ($5,000,000.00). If the estimated adjustment pursuant to Section 2.4(a) would exceed Five Million Dollars ($5,000,000.00), Buyer may, at its option, either continue to apply the adjustment mechanism and proceed with the Closing or terminate this Agreement without consummating the transactions contemplated hereby.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

3.1    Status of Seller. Seller is a corporation, and Subsidiary is a limited liability company, both of which are duly organized, validly existing, and in good standing under the Laws of the State of Louisiana. Each of Seller and Subsidiary has the corporate or limited liability company power and authority, as applicable, to own, lease and operate the Purchased Assets that it owns and to conduct the Business. Seller and Subsidiary are each duly authorized, qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which its right, title or interest in or to any of the Purchased Assets or the conduct of the Business, requires such authorization, qualification or licensing, except where the failure to so qualify or to be in good standing in such other jurisdictions would not have a material adverse effect on any of the Purchased Assets, the Business or the results of operations of Seller or Subsidiary. There is no pending or, to the Knowledge of Seller, threatened, action for the dissolution, liquidation, insolvency, or rehabilitation of Seller or Subsidiary.

3.2    Power and Authority; Enforceability. Seller and Subsidiary each have the power and authority to execute and deliver each Transaction Document to which it is a party, and to perform and consummate the transactions contemplated thereby. Seller and Subsidiary each have taken all actions necessary to authorize the execution and delivery of each Transaction Document to which it is party, the performance of its obligations thereunder, and the consummation of the transactions contemplated thereby. Each Transaction Document to which it is a party or by which it is bound has been or will be duly authorized, executed, and delivered by, and is or will be enforceable against, Seller and Subsidiary, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the rights of creditors, and general principles of equity.

3.3    No Violation. The execution and the delivery of the Transaction Documents by each of Seller and Subsidiary and the performance and consummation of the transactions contemplated thereby by it will not (a) breach in any material respect any Law or Order to which it is subject or any provision of its organizational documents, (b) breach in any material respect any contract, Order, or Permit to which it is a party or by which it is bound or to which any of its assets is subject, (c) require the giving of notice to, or the consent of, any Person, the lack of which would reasonably be expected to materially affect Buyer's ownership or operation of the Purchased Assets, or (d) result in the creation of any Encumbrances, except for such consents contemplated by Section 5.2 or specifically set forth in Section 3.3 of the Disclosure Schedule.

3.4    Brokers' Fees. Neither Seller nor Subsidiary has any Liability to pay any compensation to any broker, finder, or agent with respect to the transactions contemplated hereby for which Buyer could become directly or indirectly liable.

3.5    Purchased Assets.

        (a)        Except as disclosed to Buyer in Section 3.5(a) of the Disclosure Schedule, (i) Subsidiary has good and merchantable title in fee simple to the Land, and (ii) Seller has good and marketable title to the other Purchased Assets in each case free and clear of all Encumbrances other than Permitted Encumbrances with respect to the Real Property.

        (b)        The Vessels have been maintained by Seller in conformity with its customary practices for other vessels owned by it and industry standards for vessels of such type.

        (c)        Seller and Subsidiary have maintained and operated the Real Property, as applicable, since the date on which the Real Property was acquired, in a manner consistent with customary practices of Seller and Subsidiary for other property owned by each of them and industry practices for similarly situated properties.

        (d)        There are no leases, franchises, licenses, occupancy agreements or other agreements (whether written or oral) demising space in, or otherwise similarly affecting or relating to the Land or the Improvements.

        (e)        Section 1.1B of the Disclosure Schedule sets forth a true, correct and complete list of all of the Property Agreements. Except as reflected in Section 1.1B of the Disclosure Schedule, none of the Property Agreements has been amended or modified in any manner (whether by formal agreement, side letter, informal understanding or otherwise).

        (f)        During the ownership by Seller and Subsidiary of the Real Property, as applicable, no portion of the Real Property has been used, and to the Knowledge of Seller, prior to the ownership of the Real Property by Seller and Subsidiary, no portion of the Real Property has ever been used, as a landfill, dump, site for injection wells or cemetery. To the Knowledge of Seller, no underground storage tanks are located on or under the Real Property.

        (g)        To Seller's Knowledge, there is no law, regulation, fact or condition relative to the Real Property which materially adversely affects the current use of the Real Property by Seller or Subsidiary.

        (h)        Seller and Subsidiary are in material compliance with all applicable Laws relating to the ownership, operation and sale of the Real Property by Seller and Subsidiary.

        (i)        The Real Property has free and uninterrupted access to and from a publicly dedicated roadway.

         (j)        There is sufficient utility service available to the Real Property for the current use of the Real Property by Seller and Subsidiary.

         (k)        Except as set forth in Section 3.5(k) of the Disclosure Schedule, to the Knowledge of Seller, the Real Property is not located within the boundaries of any municipal utility district, public utility district or other similar body.

        (l)        EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ALL OF THE PURCHASED ASSETS TO BE CONVEYED AT THE CLOSING WILL BE CONVEYED, "AS IS", "WHERE IS", WITHOUT ANY WARRANTY, EXPRESS OR IMPLIED, AS TO ITS CONDITION. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER HEREBY SPECIFICALLY ACKNOWLEDGES AND AGREES THAT UPON AND AFTER EXECUTION OF THE SALE CONTEMPLATED BY THIS AGREEMENT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, BUYER SHALL HAVE NO RECOURSE WHATEVER AGAINST SELLER FOR ANY DEFECTS IN THE PURCHASED ASSETS, WHETHER SUCH DEFECTS ARE VISIBLE OR HIDDEN. BUYER ACKNOWLEDGES AND DECLARES THAT BUYER HAS INSPECTED THE PURCHASED ASSETS AND IS AWARE OF AND SATISFIED WITH THE PRESENT CONDITION OF THE PURCHASED ASSETS. BUYER FURTHER ACKNOWLEDGES THAT IT HAS HAD FULL OPPORTUNITY TO INSPECT THE PURCHASED ASSETS AND TO HAVE THEM INSPECTED BY ANY CONSULTANT OF BUYER'S CHOOSING. BUYER FURTHER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS PURCHASING, AND SELLER IS SELLING, THE PURCHASED ASSETS WITHOUT ANY EXPRESS, IMPLIED OR STATUTORY WARRANTY AGAINST VICES AND DEFECTS THEREIN, WHETHER APPARENT, LATENT OR HIDDEN, OR REDHIBITORY VICES. BUYER EXPRESSLY WAIVES, AND SELLER EXPRESSLY DISCLAIMS, ANY IMPLIED OR STATUTORY WARRANTIES GROWING OUT OF OR CONNECTED WITH ANY VICES OR DEFECTS IN THE PURCHASED ASSETS, WHETHER APPARENT, LATENT OR HIDDEN, OR REDHIBITORY VICES AND DEFECTS. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, BUYER FURTHER EXPRESSLY WAIVES ANY RIGHT FOR A RESCISSION OF THIS SALE OR REDUCTION OF THE PRICE OF THE PURCHASED ASSETS AS A RESULT OF SUCH VICES AND DEFECTS, AND FURTHER EXPRESSLY WAIVES ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, INCLUDING THE WARRANTIES PROVIDED FOR IN ARTICLES 2520, 2531, 2541, AND 2545 OF THE LOUISIANA CIVIL CODE, AND UNDER ANY SUCCESSOR ARTICLES THERETO. THIS EXPRESS WAIVER OF REPRESENTATIONS AND WARRANTIES SHALL BE CONSIDERED A MATERIAL AND INTEGRAL PART OF THIS TRANSACTION ENTERED INTO BETWEEN THE PARTIES HERETO, WITHOUT WHICH SELLER WOULD NOT HAVE CONVEYED AND ASSIGNED THE PURCHASED ASSETS. THE NEGATION AND EXCLUSION OF WARRANTY OF THIS PARAGRAPH HAS BEEN EXPLAINED TO BUYER AND BUYER TAKES NOTE OF SAME AND BY EXECUTING THIS AGREEMENT, ANY BILLS OF SALE, AND THE TRACT 1 DEED AND TRACT 2 DEED CONTEMPLATED HEREBY, BUYER CERTIFIES THAT BUYER UNDERSTANDS THIS PARAGRAPH, THAT ANY QUESTIONS OR DOUBTS BUYER HAD CONCERNING SAME HAVE BEEN ANSWERED SATISFACTORILY FOR BUYER, AND THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, BUYER ACCEPTS THE PURCHASED ASSETS SUBJECT TO THE NEGATION AND THE EXCLUSION OF WARRANTIES HEREIN PROVIDED.

3.6    Contracts. Seller has delivered to Buyer a correct and complete copy of each Assigned Contract (as amended to date). With respect to each such contract: (a) such contract was duly and validly executed and delivered by Seller and, to the Knowledge of Seller, the other parties thereto; (b) the contract is legal, valid, binding, enforceable against Seller and, to the Knowledge of Seller, the other parties thereto, and is in full force and effect; (c) Seller is not in breach or default of any of its material obligations under such contract, and to the Knowledge of Seller, no other party is in breach or default of any of such party's material obligations under such contract and no event has occurred which with notice or lapse of time would constitute a breach or default of any material obligation of Seller and, to the Knowledge of Seller, the other parties under such contract, or permit termination, modification or acceleration by Seller and, to the Knowledge of Seller, the other parties thereto, under such contract; and (d) Seller has not, and to the Knowledge of Seller, no other party, has repudiated any material provision of the contract.

3.7    Labor; Employees. Section 3.7 of the Disclosure Schedule lists all crew members and other employees employed on the date hereof by Seller who perform any function relating to the Vessels, the rates of pay for each such employee and any and all commissions, bonuses, benefits or other compensation arrangements between Seller and any of such employees.

3.8    Litigation. Except as set forth in Section 3.8 of the Disclosure Schedule, (a) there is no litigation or proceeding (including any condemnation proceeding) affecting or relating to the Purchased Assets pending (with service or other written notice having been made or otherwise delivered to or received on behalf of Seller or Subsidiary) or, to the Knowledge of Seller, otherwise pending or threatened and (b) to the Knowledge of Seller, there is no claim or governmental investigation affecting or relating to the Purchased Assets pending or threatened.

3.9    Taxes. Seller (i) has caused to be timely filed with the appropriate federal, state, local and other governmental authorities, all material returns and reports, including any related or supporting information, with respect to income taxes or similar assessments or any sales, excise, occupation, use, ad-valorem, property, production, severance, transportation, employment, payroll, franchise or other tax imposed by any federal, state or local taxing authority, including any interest, penalties or additions attributable thereto, required to be filed (including by Subsidiary) with respect to the Purchased Assets or the conduct of the Business for periods ending prior to the Effective Time, and (ii) has paid, or caused to be paid, all material taxes due or claimed to be due from or with respect to such returns and reports, except for any taxes which Seller is contesting in good faith or taxes that are not yet due and for which adequate reserves have been established.

3.10    Conduct of Business in Compliance with Regulatory and Contractual Requirements. Except as set forth in Section 3.10 of the Disclosure Schedule, Seller has conducted the Business so as to comply with all applicable Laws, Permits, licenses, know-how or other proprietary rights of others, the failure to comply with which would individually or in the aggregate have a material adverse effect on the Business or the Purchased Assets taken as a whole.

3.11    Environmental, Health and Safety Compliance. Except as described in Section 3.11 of the Disclosure Schedule hereto, and except where the failure of any of the following statements to be true would not reasonably be expected to result in a material adverse effect on the Purchased Assets taken as a whole or the ownership, operation or chartering of the Purchased Assets taken as a whole:

        (a)        to Seller's Knowledge, Seller and Subsidiary are and have been in compliance with all Environmental Laws with respect to the Business, and the Purchased Assets, including 29 C.F.R. SS 1910.1001 and 1915.1001 regarding safety and health standards, 40 C.F.R. S 61.145 regarding removal, shipping, dislodging, cutting, drilling or other disturbance of asbestos-containing materials, 40 C.F.R. S 61.150 regarding disposal of any asbestos-containing products, and 49 C.F.R. parts 171 and 172 regarding disposal of any asbestos and/or asbestos-containing materials;

        (b)        to Seller's Knowledge, neither Seller or Subsidiary with respect to the Purchased Assets nor the Purchased Assets is subject to any remedial obligations under any Environmental Laws;

        (c)        to Seller's Knowledge, all material notices, Permits, or similar authorizations, if any, required to be obtained or filed under any Environmental Law in connection with the current operation of the Business and the Purchased Assets have been obtained or filed;

        (d)        to Seller's Knowledge, there are no past, pending or threatened investigations, proceedings or claims against Seller or Subsidiary relating to the presence, release or remediation of any Hazardous Material related to the Purchased Assets or for non-compliance with any Environmental Law related to the Purchased Assets;

        (e)        to Seller's Knowledge, there are no conditions or circumstances which exist or have existed with respect to Seller, Subsidiary, or the Purchased Assets including the offsite disposal of Hazardous Materials, that could impose any liability on Buyer with respect to any Environmental Law; and

        (f)        to Seller's Knowledge, the items on the attached Exhibit H represent all of the asbestos existing on any of the Purchased Assets. Prior to the Effective Time, Seller will remove and dispose of the asbestos listed on the attached Exhibit H in accordance with applicable Laws.

For purposes of this Agreement, the term "Environmental Laws" shall mean, as to any given asset or operation of Seller or Subsidiary, all applicable Laws pertaining to protection of the environment in effect as of the Closing Date, including those pertaining to solid waste, as defined by the U.S. Environmental Protection Agency Regulations at 40 C.F.R. Part 261, the Resource Conservation and Recovery Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), the Superfund Amendment and Reauthorization Act of 1986, as amended, and the Oil Pollution Act, 1990, as amended ("OPA"). For purposes of this Agreement, the term "Hazardous Material" shall mean any substance which is listed or defined as a hazardous substance, hazardous constituent or solid waste pursuant to any Environmental Law, including "Hazardous Substances," as defined in CERCLA, or "oil" as defined in OPA and the regulations promulgated thereunder.

3.12    Accuracy. Seller has provided to Buyer true, correct and complete copies of all of the information, reports, documents and other data listed in Section 3.12 of the Disclosure Schedule, and such data is accurate and complete in all material respects. Seller has no Knowledge of any matter that materially and adversely affects (or would reasonably be expected to materially and adversely affect) the condition of any of the Purchased Assets that has not been set forth in this Agreement or the Disclosure Schedule.

3.13    Coastwise Citizen. Seller is a "citizen of the United States" within the meaning of Section 2 of the Shipping Act, 1916, as amended, qualified to engage in the coastwise trade (as that term is defined in 46 U.S.C. S883) of the United States. Each of the Vessels is qualified to engage in the coastwise trade of the United States.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

4.1    Entity Status.  Buyer is a limited liability company duly created, formed or organized, validly existing and in good standing under the Laws of the State of Delaware. There is no pending or, to the Knowledge of Buyer, threatened, action for the dissolution, liquidation, insolvency, or rehabilitation of Buyer.

4.2    Power and Authority; Enforceability.  Buyer has the power and authority to execute and deliver each Transaction Document to which it is party, and to perform and consummate the transactions contemplated thereby. Buyer has taken all action necessary to authorize the execution and delivery of each Transaction Document to which it is party. Each Transaction Document to which Buyer is party has been or will be duly authorized, executed and delivered by, and is or will be enforceable against, Buyer, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the rights of creditors, and general principles of equity.

4.3    No Violation. The execution and delivery of the Transaction Documents to which Buyer is party and the performance and consummation of the transactions contemplated thereby by Buyer will not (a) breach in any material respect any Law or Order to which Buyer is subject or any provision of its organizational documents, (b) breach in any material respect any contract, Order, or Permit to which Buyer is a party or by which it is bound or to which any of its assets is subject, or (c) require the giving of notice to, or the consent of, any Person, except for such consents contemplated by Section 5.2.

4.4    Brokers' Fees. Buyer has no Liability to pay any compensation to any broker, finder, or agent with respect to the transactions contemplated hereby for which Seller could become liable.

4.5    Coastwise Citizen. Buyer is a "citizen of the United States" within the meaning of Section 2 of the Shipping Act, 1916, as amended, qualified to engage in the coastwise trade (as that term is defined in 46 U.S.C. S883) of the United States.

ARTICLE 5

PRE-CLOSING AND POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing Date, or except as otherwise expressly provided in this Article 5:

5.1    General. Each Party will use commercially reasonable efforts to take all actions and to do all things necessary, proper, or advisable to consummate, make effective, and comply with all of the terms of this Agreement and the transactions contemplated hereby (including satisfaction, but not waiver, of the Closing conditions set forth in Article 7).

5.2    Governmental Filings. Buyer and Seller shall each, in cooperation with the other, make the required filings in connection with the transactions contemplated by this Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice. As promptly as practicable from time to time after the date of this Agreement, each Party shall make all such further filings and submissions, and take such further action, as may be reasonably required in connection therewith, and shall furnish all other information in its possession necessary therefor. Buyer and Seller shall each notify the other immediately upon receiving any request for additional information with respect to such filings from either the Antitrust Division of the Department of Justice or the Federal Trade Commission, and the Party receiving the request shall use its reasonable efforts to comply with such request as soon as possible. Prior to the termination of this Agreement, neither such Party shall withdraw any such filing or submission without the written consent of the other. All fees payable to any Governmental Authority in connection with all required filings under the HSR Act shall be divided equally between Buyer and Seller.

5.3    Operation of Business Pending Closing. Seller will not (and will cause Subsidiary not to) engage in any practice, take any action, or enter into any transaction outside its ordinary course of business and will continue to operate (and cause Subsidiary to operate) the Purchased Assets in a manner consistent with the past practices of Seller and Subsidiary, as applicable, and accepted oilfield practice, including maintenance and repair of operating Vessels and related equipment. Without limiting the foregoing:

        (a)        other than a forced sale because of loss, Seller will not (and will cause Subsidiary not to) sell, transfer or assign any of the Purchased Assets;

        (b)        except as otherwise permitted by such contracts, Seller will not accelerate, terminate, modify or cancel any contracts or any other agreement, (or series of related agreements) to which Seller is a party or by which Seller is bound that is related to any of the Vessels involving a commitment of greater than $300,000.00 or a term of more than three (3) months, in each case, without the prior written consent of Buyer; provided, however, that no approval of Buyer shall be required in the event Seller accelerates, terminates, modifies or cancels any such agreement, contract or license as a result of Seller's not being paid thereunder, after commercially reasonable efforts have been made by Seller to obtain payment, or as a result of a material default by the other party to such contract;

        (c)        Seller will not impose or permit to be imposed (and will cause Subsidiary not to impose or permit to be imposed) any Encumbrance upon any of the Purchased Assets that will not be fully released at Closing;

        (d)        Seller will inform Buyer as promptly as practicable of the occurrence of any destruction, material damage, or material loss of any Purchased Asset;

        (e)        Seller will perform (and cause Subsidiary to perform) in all material respects their respective obligations under all agreements that are related to any of the Purchased Assets;

        (f)        Seller will continue to purchase supplies and similar items in the ordinary course of business, and will continue to replenish inventory and spare parts in accordance with past practices;

        (g)        Seller will continue to maintain and operate the Vessels and the Real Property, and will cause Subsidiary to maintain and operate the Real Property, in conformity with customary practices of Seller and Subsidiary, as applicable, for other vessels and property owned by it and industry standards and practices for vessels and property of such type;

        (h)        after the date hereof, Seller shall not (and shall cause Subsidiary not to) enter into any Property Agreement with any Affiliate of Seller or any other Property Agreement which cannot be canceled without penalty by the then current owner of the Real Property, upon the giving of no more than thirty (30) days notice to the other party, unless such Property Agreement (i) is approved in advance in writing by Buyer, or (ii) will not be binding on Buyer or attach to any of the Purchased Assets after the Effective Time;

        (i)        after the date hereof, Seller shall (and shall cause Subsidiary to) (i) not modify, cancel, change or enter into any Lease, agreement or instrument which would constitute an Encumbrance or which would be outside the normal scope of maintaining and operating the Real Property, without the prior written consent of Buyer, and (ii) not remove any of the Purchased Assets associated with the Land or Improvements unless such item is replaced with an item of at least equal value that is properly suited for its intended purpose;

        (j)        Seller will maintain (and cause Subsidiary to maintain) such property insurance insuring the Real Property against loss or damage as is currently maintained by Seller and Subsidiary; and

        (k)        Seller will use commercially reasonable efforts to keep intact its relationships with lessors, licensors, suppliers, customers, and employees.

5.4    Full Access. Seller will permit representatives of Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Seller, to all premises, properties, personnel, books, records, and documents related to the ownership or operation of the Purchased Assets (but excluding any such books, records and documents relating exclusively to the businesses of Seller other than the Business) and will furnish copies of all such books, records and documents as Buyer may reasonably request; provided, however, that Seller shall not be obligated to provide Buyer with access to any books and records regarding Seller's employees if providing such records would be prohibited by applicable Laws. The foregoing provisions on access shall apply from the effective date hereof until the Closing or earlier termination of this Agreement.

5.5    Publicity; Confidentiality. The Parties shall consult with each other prior to issuing any press release or any written public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or written public statement without the prior written consent of the other Party, provided that Seller and Buyer shall be permitted to make any disclosure which Seller or Buyer is required to make pursuant to any rule or requirement of Law, the Securities and Exchange Commission or other Governmental Authority, or the New York Stock Exchange. Except as may be required by Law or as otherwise expressly contemplated herein, neither Buyer nor its Affiliates, employees, agents, or representatives shall disclose to any third party this Agreement, the subject matter or terms hereof or any Confidential Information without the prior written consent of Seller; provided, however, that Buyer may disclose any such Confidential Information as follows: (a) to Buyer's Affiliates and its or its Affiliates' employees, lenders, counsel, or accountants which have agreed to be subject to the requirements of this Section 5.5 and (b) to comply with any applicable Law or Order, provided that prior to making any such disclosure Buyer notifies Seller of any action or proceeding of which it is aware which may result in disclosure and uses its commercially reasonable efforts to limit or prevent such disclosure.

5.6    Taxes.

        (a)        Any transfer taxes, stamp taxes and sales and use taxes relating to the sale or purchase of the Purchased Assets hereunder and for any related interest and penalties (including any attorneys or accountants fees associated with contesting such tax upon written agreement of the Parties) shall be divided equally between Buyer and Seller. The Parties shall use commercially reasonable efforts to minimize the amounts of such taxes and other costs, to the extent reasonably practicable.

        (b)        All personal property taxes for the calendar year 2004 with respect to the Purchased Assets other than the Real Property shall be paid by Seller; provided, however, Buyer shall reimburse to Seller, within five (5) Business Days after written notice is delivered by Seller to Buyer transmitting a copy of the paid tax receipt or receipts covering such personal property, an amount equal to the total amount of such taxes multiplied by a fraction, the numerator of which is the total number of days for the period after the Closing Date through December 31, 2004 and the denominator of which is 366. All personal property taxes with respect to the Purchased Assets other than the Real Property for the calendar years 2005 and later shall be paid directly by Buyer.

        (c)        All ad valorem and real property taxes for the calendar year 2004 shall be paid by Seller; provided, however, Buyer shall reimburse to Seller, within five (5) Business Days after written notice is delivered by Seller to Buyer transmitting a copy of the paid tax receipt or receipts covering the real property of which the Real Property is a part, an amount equal to the total amount of such taxes multiplied by (i) a fraction, the numerator of which is the total number of days for the period after the Closing Date through December 31, 2004 and the denominator of which is 366, and further multiplied by (ii) a fraction, the numerator of which is the total number of acres comprising the Land and the denominator of which is the number of acres comprising the real property noted in the tax statement or statements. All ad valorem and real property taxes related to the Real Property for the calendar years 2005 and later shall be paid directly by Buyer.

5.7    Employees. On or before the Closing Date, Buyer or its designee shall offer employment to substantially all of the employees listed in Section 3.7 of the Disclosure Schedule on terms as to salary and insurance benefits substantially equivalent to those presently provided by Seller. Seller has made and makes no other representation or warranty or any other statement or communication regarding Buyer's right, ability, plan or intention to employ any employee of Seller or the terms and conditions upon which any such employee may be employed by Buyer or its Affiliates, and will not make any such representations, warranties, statements or communications during the period beginning on the date hereof and ending on the Closing Date. Seller shall pay in full all compensation, bonuses, accrued severance, and other payments that may result from the termination of employment by Seller of any employee(s) of Seller and any compensation due such employees up to and including the Closing Date. Buyer or its designee shall be responsible for and shall assume any and all costs, obligations or Liabilities directly related to the termination by Buyer or Buyer's designee of any former employee of Seller who is hired by Buyer or its designee on or after the Closing Date. After the Closing Date, Buyer shall provide to employees of Seller hired by Buyer the seniority such persons had as Seller's employees, for purposes of determining employee benefits, including health insurance and benefit plans of every kind, and such newly hired employees shall be entitled to participate in all employee benefits (including health insurance) immediately upon the Closing Date, with no waiting period prior to participation. Neither Buyer nor its designee is, or shall be deemed to be, a successor employer to Seller with respect to any employee benefit plans or programs of Seller or its Affiliates, and no plan or program adopted or maintained by Buyer or its designee after the Closing Date is or shall be deemed to be a "successor plan," as such term is defined in ERISA or the Code, of any such plan or benefit program of Seller or its Affiliates.

5.8    Release of Vessels from Mortgages.

        (a)        On or before the Closing Date Seller shall cause the Vessels to be released from any mortgages or other Encumbrances encumbering them.

          (b)        Seller shall be solely responsible for the payment of any release fees, recording fees or other costs associated with such releases.

5.9    Acquisition Proposals. None of Seller or any of its Affiliates, or any director, officer, employee or representative of any of them shall, directly or indirectly (i) solicit, initiate or knowingly encourage any Acquisition Proposal or (ii) engage in discussions or negotiations with any person that is considering making or has made an Acquisition Proposal, other than to reject any unsolicited proposal or inquiry. Seller shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted heretofore with respect to any Acquisition Proposal. The term "Acquisition Proposal," as used herein, means any offer or proposal for or any indication of interest in the acquisition of any portion of the Purchased Assets, other than the transactions contemplated by this Agreement.

5.10    Title Commitment and Survey.

          (a)        Buyer will have the right to obtain, at its sole cost and expense, the following:

                    (i)    Commitment for Title Insurance (the "Title Commitment") from an agent of the Title Company, acceptable to Buyer, setting forth the status of title of the Real Property, and showing all Encumbrances, outstanding mineral interests, and other matters, if any, relating to the Real Property.

                    (ii)    A true, correct and legible copy of all documents referred to in the Title Commitment, including plats, deeds, restrictions and easements.

        (b)        Beginning on the date of this Agreement and until the Closing, Seller, at its sole cost and expense, shall provide to Buyer access in Lafayette, Louisiana, to true, correct and complete copies, to the extent in the possession of Seller or its attorneys, of (i) all as-built and other surveys of the Land and Improvements and (ii) all title policies, title opinions, and abstracts of title relating to the Land or Improvements.

        (c)        On or before September 10, 2004, Seller, at its sole cost and expense, shall deliver to Buyer a survey (the "Survey") prepared by John Chance Land Surveys, Inc. or other surveyor acceptable to Buyer and Title Company (the "Surveyor") consisting of a plat and field notes describing the Land and the Improvements. The Survey shall (i) be prepared pursuant to a current on-the-ground staked survey with all corners being permanently monumented and reflecting the actual dimensions of the Land, the total area of the Land to the nearest 1/100th of an acre, the location of any easements, rights-of-way, setback lines, encroachments or overlaps thereon or thereover and the outside boundary lines of any improvements located thereon, (ii) identify any easements, setback lines or other matters referred to in the Title Commitment by recording reference, (iii) include the Surveyor's registered number and seal, the date of the Survey and a certificate satisfactory to Buyer and Title Company, (iv) be sufficient to cause Title Company to issue the standard survey endorsement, and (v) reflect any area within the Real Property which lies within the 100-year flood plain or any special flood hazard area or general hazard area based on the Federal Emergency Management Agency Flood Insurance Rate Maps. For purposes of the property description to be included in the Tract 1 Deed and the Tract 2 Deed, the field notes prepared by the Surveyor shall control any conflicts or inconsistencies with Section 1.2 of the Disclosure Schedule, and such field notes shall be incorporated herein by this reference upon their completion and shall constitute the property description attached to the Tract 1 Deed and the Tract 2 Deed.

        (d)        If the Title Commitment, Survey or any update of the Title Commitment or Survey shows that the Real Property is subject to any Encumbrance, other than the Permitted Encumbrances, then Seller shall, subject to the terms hereof, cure or remove such Encumbrances. Buyer shall have, until fifteen (15) days from the date it has received the Survey and access to current, full abstracts of title provided by Seller for all of the Real Property including all documents in the conveyance and mortgage records of the Clerk of the Court for Iberia Parish, Louisiana, going back a minimum of fifty-five (55) years to a deed translative to title, which is not (x) a judgment of possession, (y) a partition, or (z) a donation, in which to examine such Survey and Title Commitment and notify Seller (the "Buyer's Notice") of those Encumbrances subject to which Buyer will accept title to the Real Property (the "Permitted Encumbrances") and those Encumbrances which Buyer finds objectionable. If the Buyer's Notice is not given, it shall be deemed that all Encumbrances reflected by the Title Commitment, Survey and UCC Searches are not objectionable. Seller, at its sole cost and expense, shall use its commercially reasonable efforts to cure or remove all Encumbrances specified in the Buyer's Notice other than Permitted Encumbrances, and cause the Title Company to deliver within ten (10) days of the date of the Buyer's Notice (the "Cure Period") an amended Title Commitment and Survey reflecting the cure of such Encumbrances. If Seller fails to cure or remove such Encumbrances and cause the Title Company to deliver such amended Title Commitment and Survey to Buyer within the Cure Period and in any event prior to Closing, Buyer will have the right to either (i) notify Seller that Buyer desires to remove the Real Property from the Purchased Assets and reduce the Purchase Price by Three Million Dollars ($3,000,000.00), or (ii) waive such failure and, subject to the other provisions of this Agreement, proceed to Closing. Seller shall not place, or allow to be placed, any Encumbrance of any nature against or relating to the Real Property between the date of this Agreement and the Closing Date. In the event any such Encumbrance is placed against or otherwise becomes relative to the Real Property between the date of this Agreement and the Closing Date, notwithstanding the other provisions of this Section 5.10(d), Seller, at its sole cost and expense, shall cure or remove such Encumbrance and shall deliver within ten (10) days of the date such Encumbrance is placed against or otherwise becomes relative to the Real Property an amended Title Commitment and Survey reflecting the cure of such Encumbrance.

        (e)        In the event that the Land is not currently platted as a separate lot in accordance with the applicable subdivision ordinances and the requirements of applicable Governmental Authorities of the local municipality and state where the Land is located, then and to the extent that such separate platting is required Seller shall, at its sole cost and expense, cause the Land to be platted as a separate lot in accordance with the applicable subdivision ordinances and the requirements of applicable Governmental Authorities of the local municipality and state where the Land is located, in a manner reasonably acceptable to and approved by Buyer in writing. The final Plat shall be agreed upon by Seller and Buyer. After such agreement, Seller shall submit the final Plat to and obtain the approval of all applicable Governmental Authorities, prior to Closing or as soon thereafter as reasonably possible.

ARTICLE 6

POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing:

6.1    General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each Party will take such further action (including, the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the requesting Party's sole cost and expense (unless the requesting Party is entitled to indemnification therefor under Article 9).

6.2    Litigation Support. So long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against any Person other than the other Party in connection with (a) the transactions contemplated by this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of the Purchased Assets, the other Party will cooperate with such Party and such Party's counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article 9).

6.3    Confidentiality. Seller will treat and hold as confidential all of the Confidential Information and refrain from using any of the Confidential Information except in connection with this Agreement. If Seller is requested or required (by oral question or request for information or documents in any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand) to disclose any Confidential Information, Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective Order or waive compliance with this Section 6.3. If, in the absence of a protective Order or the receipt of a waiver hereunder, Seller is, on the written advice of counsel, compelled to disclose any Confidential Information to any Governmental Authority, arbitrator, or mediator or else stand liable for contempt, Seller may disclose the Confidential Information to the Governmental Authority, arbitrator, or mediator; provided, however, that Seller shall use commercially reasonable efforts to obtain, at the reasonable request and expense of Buyer, an Order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

6.4    Tax Matters. After the Closing, the Parties will cooperate fully with each other, on a commercially reasonable basis, in connection with the preparation, signing, and filing of tax returns and in any administrative, judicial or other proceeding involving taxes relating to the Purchased Assets, including the furnishing or making available of records, books of account or other materials necessary.

6.5    Copies and Access to Books and Records. Within ninety (90) days after the Closing Date, Seller shall provide Buyer with an unaudited statement of gross revenue for the Business for each calendar year beginning with and including 1997 through 2003 and for the period of January 1, 2004 through the Effective Time. For a period of five (5) years following the Closing Date, each Party shall give the other Party reasonable access at all reasonable times (and the right to make copies at the sole expense of the Party requesting such access) to the records of the non-requesting Party which relate to the ownership or operation of the Purchased Assets prior to the Closing Date, provided that any access pursuant to this Section 6.5 shall be conducted in such manner as not to interfere unreasonably with the operations of the non-requesting Party following the Closing Date. Notwithstanding the foregoing, Buyer shall not have access to the Seller's consolidated U.S. federal income tax returns or to such employment records of Seller that Seller is not legally permitted to disclose. Following such five (5) year period, a Party may destroy such records unless the other Party has provided written notice, no later than sixty (60) days prior to the end of such five (5) year period, that it wishes to obtain, at its sole cost and expense, copies of such records.

6.6    Removal of Marks. Promptly following the Closing, but in any event within thirty (30) days after the Closing Date, Buyer shall remove, or cause to be removed, from the Purchased Assets, any markings bearing the name "Global Industries" (including any variations or derivations thereof) or any trademarks, trade names or logos of Seller or any of its Affiliates, except as otherwise provided in the Short-Term Lease or the Long-Term Lease.

6.7    Handling of Mail. Seller authorizes and empowers Buyer on and after the Closing Date to receive and open all mail received by Buyer relating to the Purchased Assets and to deal with the contents of such communications in any proper manner. Seller shall promptly deliver to Buyer any mail or other communication received by it after the Closing Date pertaining to the Purchased Assets.

6.8    Handling of Cash and Other Payments. Seller shall promptly deliver to Buyer any cash, checks or other instruments of payment received by Seller after the Effective Time in respect of the Purchased Assets relating to periods after the Effective Time. If a payment is received by a Party for services or products provided by the Vessels both prior to and after the Effective Time and there is no clear delineation of the amounts attributed to the periods preceding and following the Effective Time, then the Parties shall use reasonable proration techniques to allocate such amounts in a manner such that Seller will receive amounts attributable to the operation of the Vessels prior to the Effective Time and Buyer will receive amounts attributable to the operation of the Vessels after the Effective Time.

6.9    Covenant Not to Compete.

        (a)        In order to allow Buyer to realize the full benefit of its bargain in connection with the purchase of the Purchased Assets, Seller shall not at any time for a period of four (4) years following the Closing Date, in the United States' territorial waters or its Exclusive Economic Zone in the Gulf of Mexico, in Mexico's territorial waters or its Exclusive Economic Zone in the Gulf of Mexico, or in international waters in the Gulf of Mexico, directly or indirectly, acting alone or directly or indirectly through any of its Affiliates, or through Seller or any such Affiliates acting as a partner of a partnership or as a holder of in excess of 1% of any security of any class, or through a contractual arrangement with any corporation, limited liability company, partnership or other business entity:

                    (i)    induce or attempt to influence any employee of Buyer or the Business as of the date hereof to terminate his or her employment or hire or attempt to hire any such employee, excluding offers of employment and actual employment effected by general advertisement of a public nature;

                    (ii)    request any customer of the Business or of Buyer to curtail or cancel such customer's business with Buyer (or other operator or manager of the Purchased Assets);

                    (iii)    own, or enter into charters in excess of six (6) months for, lift boats similar to the Vessels or market any such chartered vessels to third parties for essentially lift boat operations; or

                    (iv)    otherwise compete in any way with Buyer's conduct of the Business (A) directly by Buyer, (B) by way of an Affiliate of Buyer, or (C) by contract.

        (b)        The covenants contained in this Section 6.9 shall not prohibit Seller from offering non-lift boat services previously provided from the Vessels, including Seller's conduct of its salvaging, structural installation, pipeline operations or diving services, from (i) other vessels owned or chartered by it that are not lift boats or (ii) lift boats chartered by Seller for six (6) months or less.

        (c)        Buyer shall not for a period of four (4) years following the Closing Date induce or attempt to influence any employee of Seller following the Closing Date to terminate his or her employment or hire or attempt to hire any such employee, excluding offers of employment and actual employment effected by general advertisement of a public nature.

        (d)        The covenants contained in this Section 6.9 will be deemed to consist of a series of separate covenants independent from any other provision of this Agreement. Each Party expressly agrees that the character, duration and geographical scope of this Section 6.9 are reasonable in light of the circumstances as existing on the date of this Agreement. However, should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character, duration or geographical scope of any of the covenants set forth herein is unreasonable in light of the circumstances as then existing or existing at the execution of this Agreement, then it is the intention and the agreement of Seller and Buyer that these covenants be construed by the court and given effect in such a manner as to impose only the restrictions on the conduct of each Party and its respective Affiliates that are reasonable in light of the circumstances as then existing and as are necessary to assure the other Party of the intended benefit of these covenants and this Agreement. If, in any judicial proceeding, a court refuses to enforce all of the separate covenants included herein because, taken together such covenants are more extensive than necessary to assure a Party of the intended benefit of these covenants and this Agreement, it is expressly understood and agreed between the Parties that those covenants not to be enforced in such proceeding will, for the purpose of such proceeding, be deemed eliminated from the provisions hereof.

        (e)        The Parties agree and acknowledge that an aggrieved Party under this Section 6.9 would not have any adequate remedy at law for the breach or threatened breach by the other Party of the covenants and agreements set forth in this Section 6.9, and, accordingly, each Party further agrees that, notwithstanding the provisions of Section 11.9 of this Agreement, an aggrieved Party may, in addition to the other remedies which may be available to it hereunder, file suit in equity to enjoin the other Party and its Affiliates from such breach or threatened breach, without showing any actual damage or that monetary damages would not provide an adequate remedy and without any bond or other security being required. Each Party consents to the issuance of injunctive relief hereunder.

        (f)        Seller understands and agrees that the act of Buyer in entering into this Agreement, and Buyer's covenants and payments hereunder, shall and do constitute sufficient consideration for Seller to agree not to compete against Buyer as set out in this Section 6.9.

ARTICLE 7

CLOSING CONDITIONS

7.1    Conditions Precedent to Obligation of Buyer. The obligations of Buyer with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver in writing on or prior to the Closing Date of all of the following conditions. Buyer shall have the right to waive any condition not so satisfied.

        (a)        Accuracy of Representations and Warranties. Each representation and warranty set forth in Article 3 must be accurate and complete in all material respects (except with respect to any provisions including the word "material" or words of similar import, with respect to which such representations and warranties must have been accurate and complete) as of the Closing Date, as if made on the Closing Date, except that those representations and warranties which address matters only as of a particular date only shall be required to be true and correct as of such date.

        (b)        Compliance with Obligations. Seller shall have performed and complied with all of its covenants set forth in this Agreement to be performed or complied with at or prior to Closing (singularly and in the aggregate) in all material respects.

        (c)        Consents. All necessary authorizations and/or consents, permits or approvals of and filings with any Governmental Authority or, subject to Section 1.3, any other third party (as applicable) relating to the consummation of the transactions contemplated herein shall have been obtained and made. Subject to Section 1.3, all authorizations, consents and approvals set forth in Section 3.3 of the Disclosure Schedule shall have been obtained.

        (d)        No Adverse Litigation. There must not be pending or threatened any action or proceeding by or before any Governmental Authority, arbitrator, or mediator which shall seek to restrain, prohibit, invalidate, or collect Damages arising out of the transactions contemplated hereby.

        (e)        Deliveries of Seller. Seller shall have delivered, or be standing ready to deliver, to Buyer, the documents required to be delivered by Seller pursuant to Section 2.3.

        (f)        Key Personnel. Sufficient key personnel of Seller connected with the Vessels, as such threshold for sufficient key personnel is specified in Section 7.1(f) of the Disclosure Schedule, shall have accepted Buyer's offers of employment.

        (g)        No Material Adverse Change. There shall not have developed, or come into effect or existence any event, action, or occurrence of national or international consequence, any governmental law or regulation, state, condition or major financial occurrence which, in Buyer's reasonable opinion, materially adversely affects the financial markets or the business, operations or affairs of the Business, nor shall there have occurred any event or change, or any development including a prospective event or change, financial or otherwise, in the business, financial condition, affairs, operations, assets, liabilities (contingent or otherwise) of the Business.

7.2    Conditions Precedent to Obligation of Seller. The obligations of Seller with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver in writing on or prior to the Closing Date of all of the following conditions. Seller shall have the right to waive any condition not so satisfied.

        (a)        Accuracy of Representations and Warranties. Each representation and warranty set forth in Article 4 must be accurate and complete in all material respects (except with respect to any provisions including the word "material" or words of similar import, with respect to which such representations and warranties must have been accurate and complete) as of the Closing Date, as if made on the Closing Date, except that those representations and warranties which address matters only as of a particular date only shall be required to be true and correct as of such date.

        (b)        Compliance with Obligations. Buyer must have performed and complied with all its covenants and obligations set forth in this Agreement to be performed or complied with at or prior to Closing (singularly and in the aggregate) in all material respects.

        (c)        Consents. All necessary authorizations and/or consents, permits or approvals of and filings with any Governmental Authority or, subject to Section 1.3, any other third party (as applicable) relating to the consummation of the transactions contemplated herein shall have been obtained and made. Subject to Section 1.3, all authorizations, consents and approvals set forth in Section 3.3 of the Disclosure Schedule shall have been obtained.

        (d)        No Adverse Litigation. There must not be pending or threatened any action or proceeding by or before any Governmental Authority, arbitrator, or mediator which shall seek to restrain, prohibit, invalidate, or collect Damages arising out of the transactions contemplated hereby.

        (e)        Deliveries of Buyer. Buyer shall have delivered, or be standing ready to deliver, to Seller, the documents required to be delivered by Buyer pursuant to Section 2.3.

ARTICLE 8

TERMINATION

8.1    Termination of Agreement. The Parties may terminate this Agreement as provided below:

        (a)        Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

        (b)        Buyer may terminate this Agreement pursuant to Section 2.4(c) upon delivery of written notice to Seller;

         (c)        Buyer or Seller may terminate this Agreement upon delivery of written notice if the Closing has not occurred prior to the Expiration Date, provided that the Party delivering such notice shall not have caused such failure to close;

          (d)        Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing if Seller has breached any representation, warranty, or covenant contained in this Agreement in any material respect (except with respect to materiality for any provisions including the word "material" or words of similar import, in which case such termination rights will arise upon any breach), Buyer has notified Seller of such breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach; and

          (e)        Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing if Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect; (except with respect to materiality for any provisions including the word "material" or words of similar import, in which case such termination rights will arise upon any breach), Seller has notified Buyer of such breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach.

8.2    Effect of Termination.

        (a)        In the event that Seller terminates this Agreement as a result of (i) Buyer's breach of any covenant or obligation thereof under this Agreement (including any of Buyer's obligations required to be performed at or prior to the Closing) or (ii) any representation or warranty of Buyer being materially untrue, then Buyer shall pay to Seller $4,000,000.00 as compensation for Seller's estimated lost time, costs and expenses associated with (x) the negotiation and execution of this Agreement and the documents and agreements prepared in connection herewith, including attorneys' fees and the costs and expenses of other professional advisors, and (y) the inspection and preparation for purchase of the Purchased Assets.

        (b)        In the event that Buyer terminates this Agreement as a result of (i) Seller's breach of any covenant or obligation thereof under this Agreement (including any of Seller's obligations required to be performed at or prior to the Closing) or (ii) any representation or warranty of Seller being materially untrue, then Seller shall pay to Buyer $4,000,000.00 as compensation for Buyer's estimated lost time, costs and expenses associated with (x) the negotiation and execution of this Agreement and the documents and agreements prepared in connection herewith, including attorneys' fees and the costs and expenses of other professional advisors, and (y) the inspection and preparation for purchase of the Purchased Assets.

        (c)        The remedies of the Parties specifically provided for in this Section 8.2 shall be the sole and exclusive remedies of the Parties for all matters covered hereby.

        (d)        Upon any termination of this Agreement, the provisions of Section 6.3 shall remain in full force and effect and shall continue in full force and effect for four years from the date hereof.

ARTICLE 9

INDEMNIFICATION

9.1    Survival of Representations, Warranties and Indemnification Obligations.

        (a)        All of the representations and warranties contained in this Agreement or in any certificate delivered in connection with the Closing shall survive the Closing and continue in full force and effect until twelve (12) months after the Closing Date; provided, however, that the representations and warranties set forth in Sections 3.5(a) and 3.11 shall survive the Closing for four (4) years after the Closing Date.

        (b)        The indemnification obligations of Seller pursuant to Section 9.2(a)(i) and of Buyer pursuant to Section 9.3(a)(i) shall survive the Closing for twelve (12) months; provided that Seller's indemnification obligations pursuant to Section 9.2(a)(i), to the extent such obligations relate to or result from breach of any of the representations and warranties set forth in Sections 3.5(a) and 3.11, shall survive the Closing for four (4) years after the Closing Date.

        (c)        The indemnification obligations of Seller pursuant to Sections 9.2(a)(ii) and (iv), and of Buyer pursuant to Sections 9.3(a)(ii) through (iv), shall survive the Closing for four (4) years after the Closing Date.

        (d)        The indemnification obligations of Seller pursuant to Section 9.2(a)(iii), and of Buyer pursuant to Section 9.3(a)(v), shall survive the Closing for two (2) years after the Closing Date.

9.2    Indemnification Provisions for Buyer's Benefit.

        (a)        After the Effective Time, Seller will defend, indemnify, and hold Buyer and its Affiliates (the "Buyer Indemnified Parties") harmless from and pay any and all Damages, directly or indirectly, resulting from, relating to, arising out of, or attributable to any of the following:

                    (i)    any breach of any representation or warranty Seller has made in this Agreement, or any other certificate or document Seller has delivered pursuant to this Agreement;

                    (ii)    any breach by Seller of any covenant or obligation of Seller in this Agreement;

                    (iii)    the operation and ownership of, or conditions occurring with respect to, the Purchased Assets at or prior to the Effective Time; and

                    (iv)    any Liabilities of Seller other than the Assumed Liabilities.

        (b)        Seller will have no obligation to indemnify the Buyer Indemnified Parties pursuant to this Section 9.2 until the aggregate amount of all Damages suffered by the Buyer Indemnified Parties under Section 9.2(a) exceeds:

                    (i)    $0 for indemnification obligations arising under (A) Section 9.2(a)(i) to the extent such obligations relate to or result from a breach of the representations and warranties set forth in Sections 3.5(a) or 3.11(f), (B) Section 9.2(a)(ii) to the extent such obligations relate to or result from a breach of Seller's obligations under Sections 2.4 or 5.6, or (C) Sections 9.2(a)(iii) or 9.2(a)(iv);

                    (ii)    $250,000.00 for indemnification obligations arising under Section 9.2(a)(i) to the extent such obligations relate or result from breach of any of the representations and warranties set forth in Sections 3.11(a) through (e), in which case Seller shall be liable to the Buyer Indemnified Parties for all Damages in excess of, but not including, such amount; and

                    (iii)    $500,000.00 for any other indemnification obligations under this Section 9.2, in which case Seller shall be liable to the Buyer Indemnified Parties for all Damages in excess of, but not including, such amount.

        (c)        Seller's obligation to indemnify the Buyer Indemnified Parties:

                    (i)    shall not exceed an aggregate amount equal to the Purchase Price for indemnification obligations arising under (A) Section 9.2(a)(i) to the extent such obligations relate to or result from a breach of the representations and warranties contained in Sections 3.5(a) or 3.13, or (B) Section 9.2(a)(ii) to the extent such obligations relate to or result from a breach of Seller's obligations under Section 2.4;

                    (ii)    shall have no dollar limitation for indemnification obligations arising under Sections 9.2(a)(iii) or 9.2(a)(iv); and

                    (iii)    shall not exceed an aggregate amount equal to $11,000,000.00 for any other indemnification obligations under this Section 9.2.

        (d)        Seller shall have no liability with respect to Section 9.2(a)(i) unless the Buyer Indemnified Parties shall have, before the expiration of the applicable representation or warranty pursuant to Section 9.1 of this Agreement, previously made a claim by delivering a notice of such claim in accordance with this Article to Seller.

9.3    Indemnification Provisions for Seller's Benefit.

        (a)        After the Effective Time, Buyer will defend, indemnify, and hold Seller and its Affiliates (the "Seller Indemnified Parties") harmless from and pay any and all Damages, directly or indirectly, resulting from, relating to, arising out of, or attributable to any of the following:

                    (i)    any breach of any representation or warranty Buyer has made in this Agreement or any other certificate or document Buyer has delivered pursuant to this Agreement;

                    (ii)    any breach by Buyer of any covenant or obligation of Buyer in this Agreement;

                    (iii)    any cause of action, claim, demand or suit which Buyer or any employees, contractors, auditors, legal counsel or other representatives of Buyer prior to the Closing Date, which specifically excludes the individuals listed in Section 3.7 of the Disclosure Schedule hereto (collectively, "Buyer Representatives"), may have against any Seller Indemnified Party as a result of any property damage and/or bodily injury sustained by a Buyer Representative while on any premises or vessel of Seller prior to the Closing Date, regardless of the cause of the loss or claims, even where such loss or claim arises in whole or in part from the negligence, strict liability or willful misconduct of a Seller Indemnified Party, or from the unseaworthiness of any vessel;

                    (iv)    any Liabilities of Buyer, including the Assumed Liabilities; and

                    (v)    the operation and ownership of, or conditions occurring with respect to, the Purchased Assets after the Effective Time, including Buyer's performance of any Assigned Contract.

        (b)        Buyer will have no obligation to indemnify the Seller Indemnified Parties pursuant to this Section 9.3 until the aggregate amount of all Damages suffered by the Seller Indemnified parties under Section 9.3(a) exceeds:

                    (i)    $0 for indemnification obligations arising under (A) Section 9.3(a)(ii) to the extent such obligations relate to or result from a breach of Seller's obligations under Section 5.6, or (C) Sections 9.3(a)(iv) or 9.3(a)(v); and

                    (ii)    $500,000.00 for any other indemnification obligations under this Section 9.3, in which case Buyer shall be liable to the Seller Indemnified Parties for all Damages in excess of, but not including, such amount.

        (c)        Buyer's obligation to indemnify the Seller Indemnified Parties:

                    (i)    shall not exceed an aggregate amount equal to the Purchase Price for indemnification obligations arising under Section 9.3(a)(i) to the extent such obligations relate to or result from a breach of the representations and warranties contained in Section 4.5;

                    (ii)    shall have no dollar limitation for indemnification obligations arising under Sections 9.3(a)(iv) or 9.3(a)(v); and

                    (iii)    shall not exceed an aggregate amount equal to $11,000,000.00 for any other indemnification obligations under this Section 9.3.

        (d)        Buyer shall have no liability with respect to Section 9.3(a)(i) unless the Seller Indemnified Parties shall have, before the expiration of the applicable representation or warranty pursuant to Section 9.1 of this Agreement, previously made a claim by delivering a notice of such claim in accordance with this Article to Buyer.

9.4    Indemnification Claim Procedures.

        (a)        If any action or proceeding is commenced in which any Indemnitee is a party which may give rise to a claim for indemnification against any Indemnitor then such Indemnitee shall promptly give written notice to the Indemnitor. Failure to notify promptly the Indemnitor will not relieve the Indemnitor of any Liability that it may have to the Indemnitee, except to the extent the defense of such action or proceeding is materially and irrevocably prejudiced by the Indemnitee's failure to give such notice.

        (b)        An Indemnitor will have the right to defend against an Indemnification Claim with counsel of its choice reasonably satisfactory to the Indemnitee if within fifteen (15) days following the receipt of notice of the Indemnification Claim, the Indemnitor notifies the Indemnitee in writing that the Indemnitor will assume the defense of such Indemnification Claim. So long as the Indemnitor is conducting the defense of the Indemnification Claim, (i) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Indemnification Claim and (ii) the Indemnitee will not consent to the entry of any Order with respect to the Indemnification Claim without the prior written consent of the Indemnitor. The Indemnitor will not enter into any settlement with respect to the Indemnification Claim without the prior written consent of the Indemnitee (not to be withheld unreasonably) unless such settlement (A) requires solely the payment of money damages by the Indemnitor and (B) includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnitee and the Persons for whom the Indemnitee is acting from all liability in respect of the proceeding giving rise to the Indemnification Claim.

        (c)        Each Party hereby consents to the non-exclusive jurisdiction of any Governmental Authority in which an action or proceeding is brought against any Indemnitee for purposes of any Indemnification Claim that an Indemnitee may have under this Agreement with respect to such action or proceeding or the matters alleged therein, and agrees that process may be served on such Party with respect to such claim anywhere in the world.

9.5    Other Matters.

        (a)        Each Indemnitee shall use commercially reasonably efforts to mitigate any Damages that such Indemnitee asserts under this Article 9. In the event that an Indemnitee shall fail to use such commercially reasonable efforts to mitigate any Damages, then notwithstanding anything else to the contrary contained herein, the Indemnitor shall not be required to indemnify any Indemnitee for any Damages that could reasonably be expected to have been avoided if the Indemnitee had made such efforts.

        (b)        The amount of any Damages for which indemnification is provided under this Article 9 shall be (i) reduced by any net amounts recovered from an unaffiliated third party by the Indemnitee under insurance policies and arrangements with respect to such Damages and (ii) reduced by the present value of any tax benefits realized by the Indemnitee from the incurrence or payment of any such Damages.

9.6    Exclusive Remedies. The remedies of the Parties specifically provided for in this Article 9 shall be the sole and exclusive remedies of the Parties for all matters covered hereby. The indemnification obligations of the Parties pursuant to this Article 9 shall not, except in the case of fraud, include consequential, punitive or exemplary damages. ALL RELEASES, DISCLAIMERS, LIMITATIONS ON LIABILITY, AND INDEMNITIES IN THIS AGREEMENT, INCLUDING THOSE IN THIS ARTICLE 9, SHALL APPLY EVEN IN THE EVENT OF THE SOLE, JOINT, AND/OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF THE PARTY WHOSE LIABILITY IS RELEASED, DISCLAIMED, LIMITED, OR INDEMNIFIED. WHERE A PARTY HAS AN INDEMNIFICATION OBLIGATION UNDER THIS ARTICLE 9 AS TO A MATTER AND APPLICABLE LAW MAY IMPOSE STRICT LIABILITY UPON THE OTHER PARTY FOR THAT MATTER SOLELY BY VIRTUE OF SUCH OTHER PARTY'S STATUS AS AN OWNER OR OPERATOR (AS SUCH TERMS ARE USED UNDER APPLICABLE ENVIRONMENTAL LAWS), THE APPLICATION OF SUCH STRICT LIABILITY SHALL NOT AFFECT INDEMNIFICATION LIABILITY UNDER THIS ARTICLE 9 AND SUCH PARTY SHALL BE SOLELY LIABLE AS PROVIDED IN THIS ARTICLE 9 NOTWITHSTANDING SUCH OTHER PARTY'S STRICT LIABILITY.

ARTICLE 10

DEFINITIONS

"Acquisition Proposal" is defined in Section 5.9.

"Affidavit" is defined in Section 2.3(a).

"Affiliate" with respect to any specified Person, means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person. As used herein, the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting equity interests, by contract or otherwise.

"Agreement" is defined in the preamble to this Agreement.

"Assigned Contracts" means the contracts for the use of the Vessels and Other Contracts existing as of the Closing Date and listed in Section 1.1B of the Disclosure Schedule (a) for which any required consent to assignment has been obtained from the appropriate party on or prior to the Closing Date, (b) which Seller has elected to have Buyer perform on Seller's behalf pursuant to Section 1.3(c), or (c) for hich the Parties have entered into alternative arrangements pursuant to Section 1.3(c).

"Assumed Liabilities" is defined in Section 1.5.

"Bills of Sale" is defined in Section 2.3(a).

"Business" means the business of owning, operating and chartering liftboats, as conducted by Seller as of the date hereof.

"Business Day" means a day of the year on which banks are not required or authorized to be closed in the City of Houston, Texas.

"Buyer" is defined in the preamble to this Agreement.

"Buyer Indemnified Parties" is defined in Section 9.2(a).

"Buyer Representatives" is defined in Section 9.3(a).

 "Buyer's Notice" is defined in Section 5.10(d).

"CERCLA" is defined in Section 3.11.

"Certification" is defined in Section 2.3(a).

"Closing" is defined in Section 2.1.

"Closing Date" isdefined in Section 2.1.

"Closing Date Location" is defined in Section 2.2.

"Closing Date Payment" is defined in Section 2.3(b).

"Code" means the Internal Revenue Code of 1986.

"Confidential Information" means (a) any proprietary information concerning the Purchased Assets that is not already generally available to the public and (b) the material terms and provisions of this Agreement and the Exhibits and Disclosure Schedule hereto.

"Cure Period" is defined in Section 5.10(d).

"Damages" means all damages, losses, Liabilities, payments, amounts paid in settlement, obligations, fines, penalties, costs, expenses (including reasonable fees and expenses of legal counsel) of any kind or nature whatsoever, but shall exclude any incidental, consequential or special damages.

"Disclosure Schedule" means that group of schedules referred to in this Agreement delivered separately by Seller to Buyer concurrently with the execution and delivery of this Agreement but incorporated by reference into this Agreement.

"Effective Time" is defined in Section 2.1.

"Encumbrance" means any Order, security interest, lien, contract, easement, covenant, community property interest, equitable interest, right of first refusal, maritime lien, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership, but shall not include the following: (a) liens for taxes or assessments not yet due and payable or which are being contested in good faith through appropriate proceedings or for which reasonable reserves have been established, (b) mechanics', materialmen's, carriers', workers', repairers' and other similar liens arising or incurred in the ordinary and usual course of business relating to obligations as to which there is no material default or the validity of which are being contested in good faith or for which reasonable reserves have been established, (c) any liens, encumbrances and other matters created or suffered by any landlord, sublandlord, grantor, or licensor, as applicable, with an interest therein, and (d) such other encumbrances and encroachments which are immaterial in nature and amount.

"Environmental Laws" is defined in Section 3.11.

"ERISA" means the Employee Retirement Income Security Act of 1974.

"Expiration Date" means October 15, 2004; provided, however, that if the sole condition to Closing under Article 7 hereof remaining unfulfilled on October 15, 2004 is that approval under the HSR Act has not been obtained, then the "Expiration Date" shall automatically be extended to the earlier of (i) November 30, 2004, or (ii) the third Business Day after receipt of approval under the HSR Act or the termination of the waiting period under the HSR Act.

"Governmental Authority" means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body, or other similar recognized organization or body of any federal, state, county, municipal, local, or foreign government or other similar recognized organization or body exercising similar powers or authority.

"Hazardous Material" is defined in Section 3.11.

"HSR Act" is defined in Section 5.2.

"Improvements" is defined in Section 1.2(b).

"Indemnification Claim" means any claim for indemnification by an Indemnitee against an Indemnitor under this Agreement.

"Indemnitee" means Buyer, acting on behalf of the Buyer Indemnified Parties, or Seller, acting on behalf of the Seller Indemnified Parties, as applicable.

"Indemnitor" means any Party having any Liability to any Indemnitee under this Agreement.

"Intellectual Property" is defined in Section 1.1(a).

"Knowledge" -

                (a) with respect to Seller, means the actual knowledge, after reasonable inquiry, of William Dore, James Dore, Peter Atkinson, J. Michael Pearson, Eddie Evans, Lawrence Andrus, or Randal Reed.

                (b) with respect to Buyer, means the actual knowledge, after reasonable inquiry, of John Reynolds.

"Land" is defined in Section 1.2(a).

"Law" means any law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, executive order, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Authority, each as amended and now in effect.

"Liability" means any liability, duty, or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, including any liability that could give rise to a lien, claim or encumbrance on a Purchased Asset.

"Long-Term Lease" is defined in Section 2.3(a).

"OPA" is defined in Section 3.11.

"Order" means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction, or other similar determination or finding by, before, or under the supervision of any Governmental Authority, arbitrator, or mediator.

"Other Contracts" means any vendor, supplier, or third party contracts associated with the Vessels, or which are incidental to the contracts for the use of the Vessels and listed in Section 1.1B of the Disclosure Schedule, including any warranties, equipment leases, guarantees, bonds, Permits, utility reservations or allocations arrangements and/or commitments.

"Owner Policy" is defined in Section 2.3(c).

"Party" is defined in the preamble to this Agreement.

"Parties" is defined in the preamble to this Agreement.

"Permit" means any permit, license, certificate, approval, consent, notice, waiver, franchise, registration, filing, accreditation, or other similar authorization required by any Law or Governmental Authority.

"Permitted Encumbrances" is defined in Section 5.10(d).

"Person" means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, labor organization, unincorporated organization, or Governmental Authority.

"Property Agreements" means continuing contracts or agreements, such as maintenance, service, utility or similar contracts or agreements pertaining exclusively to the ownership or operation of the Land or the Improvements.

"Protocols of Delivery and Acceptance" is defined in Section 2.3(a).

"Purchase Price" is defined in Section 1.4.

"Purchased Assets" is defined in Section 1.1.

"Real Property" is defined in Section 1.2.

"Records" means all records relating exclusively to the assets and properties listed in Section 1.1A or Section 1.2(a) of the Disclosure Schedule, including any and all plans, drawings, architect's drawings, blue prints, specifications, surveys, soil studies, engineering reports and other technical descriptions which relate exclusively to the design, ownership, use, leasing, maintenance, service or operation of the Land, the Improvements, the Property Agreements or the other Purchased Assets, but specifically in any case excluding any records relating to the businesses of Seller other than the Business.

"Seller" is defined in the preamble to this Agreement.

"Seller Indemnified Parties" is defined in Section 9.3(a).

"Short-Term Lease" is defined in Section 2.3(a).

"Subsidiary" means Global Divers and Contractors, L.L.C., the wholly-owned subsidiary of Seller that is the owner of Tract 1 and the Real Property associated therewith.

"Survey" is defined in Section 5.10(c).

"Surveyor" is defined in Section 5.10(c).

"Title Commitment" is defined in Section 5.10(a).

"Title Company" is defined in Section 2.3(c).

"Tract 1" is defined in Section 1.2(a).

"Tract 1 Deed" is defined in Section 2.3(a).

"Tract 2" is defined in Section 1.2(a)

"Tract 2 Deed" is defined in Section 2.3(a).

"Transaction Documents" means this Agreement and the Bills of Sale.

"Transition Services Agreement" is defined in Section 2.3(a).

"Unassigned Contract" is defined in Section 1.3(c).

"Unavailable Assets" is defined in Section 2.4(a).

"Vessels" means the twenty-two (22) U.S. flag liftboats of Seller listed in Section 1.1A of the Disclosure Schedule, together with the related equipment and spare parts.

ARTICLE 11

MISCELLANEOUS

11.1    Entire Agreement. This Agreement, together with the Exhibits and Disclosure Schedule hereto, and the certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the Parties in respect of its subject matters and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

11.2    Successors. All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors. If the principal business, operations or a majority or substantial portion of the assets of Seller are assigned, conveyed, allocated or otherwise transferred, including by sale, merger, consolidation, amalgamation, conversion or similar transactions, such receiving Person or Persons shall automatically become bound by and subject to the provisions of this Agreement, and, on the request of Buyer, Seller shall cause the receiving Person or Persons to expressly assume its obligations hereunder.

11.3    Assignments. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations hereunder without the prior written consent of Seller but in any such case Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder.

11.4    Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given two Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Buyer:

Mercury Offshore Assets, LLC

c/o Lime Rock Management LP

518 Riverside Avenue

Westport, Connecticut 06880

Attn: Mark A. McCall

Tel: (203) 293-2753

Fax: (203) 293-2760

with a copy to (which shall not constitute notice):

Gardere Wynne Sewell LLP

1000 Louisiana, Suite 3400

Houston, Texas 77002-5007

Attn: David Jungman

Tel: (713) 276-5603

Fax: (713) 276-6603

If to Seller:

Global Industries, Ltd.

11490 Westheimer, Ste. 400

Houston, Texas 77077

Attn: Peter Atkinson and Russ Robicheaux

Tel: (281) 529-7979

Fax: (281) 529-7610

with a copy to (which shall not constitute notice):

Fulbright & Jaworski, LLP

1301 McKinney, Suite 5100

Houston, Texas 77010

Attn: Joshua P. Agrons

Tel: (713) 651-5529

Fax: (713) 651-5246

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

11.5    Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each Party agrees that the other Party will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which they may be entitled, at Law or in equity.

11.6    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

11.7    Headings. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.8    Governing Law. This Agreement and the performance of the transactions contemplated hereby and obligations of the Parties hereunder will be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice of Law principles.

11.9    Submission to Jurisdiction. Each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the Texas state courts located in Harris County, Texas, and (b) the United States District Court for the Southern District of Texas for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties agrees to commence any action, suit or proceeding relating hereto in the United States District Court for the Southern District of Texas or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Texas state courts located in Harris County, Texas. Each of the parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in Texas with respect to any matters to which it has submitted to jurisdiction in this Section 11.9. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Texas state courts located in Harris County, Texas or (ii) the United States District Court for the Southern District of Texas, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

11.10    Amendments and Waivers. No amendment, modification, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

11.11    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof, provided that any provision of this Agreement that is invalid or unenforceable in any situation or in any jurisdiction will not affect the enforceability of the remaining terms and provisions hereof or the enforceability of the offending term or provision in any other situation or in any other jurisdiction.

11.12    Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants.

11.13    Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign Law shall be deemed also to refer to Law, as amended as of the date of the applicable reference, and all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" means "including without limitation." The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.

11.14    Incorporation of Exhibits and Disclosure Schedule. The Exhibits and the Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.

11.15    Currency. Unless otherwise stated, all dollar amounts specified in this Agreement shall be in U.S. dollars.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

MERCURY OFFSHORE ASSETS, LLC

By:
Name:
Title

GLOBAL INDUSTRIES, LTD.

By:
Name:
Title

EXHIBIT 99.1

[GLOBAL INDUSTRIES, LTD. LOGO]

FOR IMMEDIATE RELEASE

PRESS RELEASE CONTACT: WILLIAM J. DORE', JR.

CARLYSS, LOUISIANA (September 2, 2004) - Global Industries, Ltd. (Nasdaq: GLBL) announced today that on September 2, 2004 it entered into a definitive agreement to sell the assets of its liftboat division to Mercury Offshore Assets LLC. The transaction, which is subject to certain conditions precedent, is valued at approximately $53 million and is expected to be completed within the next 45 days.

William J. Doré, Chairman of the Board and Chief Executive Officer, stated: "Since 1994 the liftboat division has provided vessels to serve our customers who perform well abandonment and wireline services as well as other offshore field development and maintenance services. However, the market is transitioning into a turnkey, fully integrated well services environment and that market is not part of our corporate strategy."

Global Industries provides pipeline construction, platform installation and removal, diving services, and other marine support to the oil and gas industry in the Gulf of Mexico, West Africa, Asia Pacific, the Mediterranean, Middle East/India, South America, and Mexico's Bay of Campeche. The Company's shares are traded on the Nasdaq National Market System under the symbol "GLBL."

This press release may contain forward-looking information based on current information and expectations of the Company that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially are industry conditions, prices of crude oil and natural gas, the Company's ability to obtain and the timing of new projects, and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual outcomes could vary materially from those indicated.

For more information, contact Investor Relations, Global Industries, Ltd., 11490 Westheimer, Suite 400, Houston, Texas 77077. Tel: 281.529.7979 or www.globalind.com.